                                                                    EXHIBIT 99

[ESSI logo]
Engineered Support Systems, Inc.----------------------------------------------
                                     201 Evans Lane o St. Louis, MO 63121-1126

For further information, please contact
Gary C. Gerhardt
 (314) 553-4982


                       ENGINEERED SUPPORT POSTS RECORD
              QUARTERLY OPERATING EARNINGS AND RAISES ESTIMATES

    o NET EARNINGS FROM CONTINUING OPERATIONS, EXCLUDING RESTRUCTURING CHARGES, ADVANCE 40% TO $9.2 MILLION

    o SECOND QUARTER EPS FROM CONTINUING OPERATIONS, EXCLUDING RESTRUCTURING CHARGES, UP 32% TO $.54 VS. $.41 IN 2002

    o EPS GUIDANCE FROM CONTINUING OPERATIONS OF $2.20 TO $2.25 FOR FISCAL 2003, EXCLUDING RESTRUCTURING CHARGES

         ST. LOUIS, MO.- MAY 28, 2003 - ENGINEERED SUPPORT SYSTEMS, INC. (Nasdaq: EASI) reported record second quarter net earnings from continuing operations of $8.5 million, or $.50 per diluted share, for the quarter ended April 30, 2003, compared to $6.6 million, or $.41 per diluted share, for the same period last year. Excluding $0.7 million (after tax) of restructuring charges recorded during the current quarter, net earnings from continuing operations totaled $9.2 million, or $.54 per diluted share. Net revenues for the current quarter were $125.1 million, or 36% higher than the $91.8 million reported for the second quarter of 2002, according to JERRY DANIELS, VICE CHAIRMAN AND CEO.

Second quarter operating income from continuing operations of a record $14.1 million was 23% above the $11.5 million for the same period in the prior year. Excluding restructuring charges of $1.2 million related to the Company's intended closure of its Sanford, Florida electronics assembly operations recorded during the current quarter, operating income from continuing operations would have totaled $15.3 million, or 12.2% of quarterly net revenues, compared to the 12.5% operating margin for the second quarter of fiscal 2002. Current period results reflect the impact of the substantial services-based revenues generated by the Company's Radian Inc. (Radian) subsidiary acquired during the third quarter of last year. Government services contracts typically generate a somewhat lower operating margin than do the Company's core manufacturing operations. Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the current quarter totaled a record $16.3 million, or 13.0% of net revenues, for the current quarter.

Net earnings from continuing operations for the second quarter rose 29% to a record $8.5 million (6.8% of net revenues) compared to $6.6 million (7.2% of net revenues) last year. Excluding restructuring charges, net earnings from continuing operations of $9.2 million represented 7.4% of net revenues for the second quarter. A 36% increase in net revenues and the resultant incremental gross profit led to the significant improvement in reported results.



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                                     2


QUARTERLY ACCOMPLISHMENTS

Several significant projects were completed during the Company's second quarter of fiscal 2003. These include the following:

In March, the Company announced its intent to curtail its electronics manufacturing operations located in Sanford, Florida by the end of the calendar year. Work performed at this location will be transferred to other Engineered Support facilities. In conjunction with the shut-down of the Sanford operation, the Company will incur a pre-tax restructuring charge of approximately $3 million ($1.8 million after-tax) relating to the estimated cost of severance, related employee benefits and asset write-downs. During the second quarter, approximately $1.2 million of the pre-tax restructuring charge was recorded. Recurring after-tax cost savings of an estimated $1.5 million to $2 million are expected to be realized annually by the Company commencing in fiscal 2004 as a direct result of this phase of its facility rationalization program.

During the current quarter, the disposition of the Plastic Products business segment was completed with its sale to a private investment group for total consideration of approximately $7.4 million plus contingent consideration, subject to certain post-closing adjustments. This business had been classified as a discontinued operation within the Company's financial statements. The cash portion of the sales price of approximately $4.2 million was used to reduce outstanding bank indebtedness.

On May 1, 2003, Engineered Support completed the previously announced acquisition of Technical and Management Services Corporation (TAMSCO), a Calverton, Maryland-based provider of information technology logistics support and telecommunications solutions to the U.S. Department of Defense
(DoD), for $66.5 million in cash, subject to certain post-closing adjustments. The operations of TAMSCO, which is expected to be immediately accretive to consolidated earnings, will be included within the Company's financial results commencing with the beginning of its third quarter. Proceeds for the transaction were provided by a new, unsecured $125 million borrowing facility also finalized during the current quarter.

Daniels added, "As you can tell, the second quarter was noteworthy for both the Company and for myself personally as I officially joined Engineered Support as Vice Chairman and Chief Executive Officer effective on April 1. With a solid business base, a track record of accretive, synergistic acquisitions and readily available sources of investment capital, I believe that we are well positioned for continued growth within the defense and Homeland Security markets. I am looking forward to helping to lead the Company forward as we strive towards our near-term goal of $1 billion in annual revenues."


BUSINESS SEGMENT RESULTS - CONTINUING OPERATIONS

During the second quarter, Light Military Support Equipment net revenues advanced 83% to $68.6 million largely due to the inclusion of acquired businesses during the current period which contributed approximately $26.4 million of this total. Excluding acquisitions, segment revenues grew nearly 13% resulting from additional production work on several ongoing manufacturing programs. Accordingly, the segment's operating income climbed to $7.6 million (11.0% of segment revenues) in the second quarter or compared to $4.4 million (11.6% of segment revenues) for the same period last year.


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                                     3


Net revenues for the Heavy Military Support Equipment segment declined nearly 9% to $31.5 million during the second quarter as deliveries under the segment's long-term production contract for the M1000 semi-trailer were completed at the end of March. M1000 contract revenues totaled $4.1 million in the current period compared to $7.0 million for the same period last year. Primarily due to this decline in segment revenues, operating income of $4.3 million was 24% below that of the prior year.

Electronics & Automation Systems net revenues increased 25% to $25.0 million in the current quarter principally due to additional work on the segment's Knight reconnaissance/surveillance/ target acquisition program and higher demand for its MSTAR radar product. The growth in revenues fueled a 56% net advancement in segment operating profit to $2.3 million in the second quarter, despite incurring $1.2 million in restructuring costs during the period. Excluding these charges, segment operating profit would have totaled $3.4 million, or 13.8% of segment revenues.

For the first six months of 2003, net income from continuing operations totaled $16.9 million, or $1.00 per diluted share, compared to $12.5 million, or $.78 per diluted share in 2002. Net revenues for the first half of 2003 were $246.7 million compared to $183.1 million for the same period in the prior year.

Daniels continued, "Quarterly results for our defense businesses segments were quite strong, with substantial improvement in revenues, gross profit and operating income. The Radian and UPSI acquisitions completed in the third quarter of last year continue to generate impressive growth while our existing defense businesses, particularly the Light Military and Electronics segments, remain quite robust. With the recent addition of TAMSCO to the ESSI family, we look forward to a great second half of the year."

UPDATED FINANCIAL FORECAST

Based upon the strength of its record financial performance reported through the second quarter coupled with the TAMSCO acquisition, the Company is now forecasting annual revenues of between $535 million to $545 million for 2003, an advancement of more than 30% from the prior year. TAMSCO is expected to contribute approximately $55 to $60 million of this total during the second half of the year. As a result, forecasted fiscal 2003 net earnings from continuing operations (excluding the impact of previously announced restructuring charges associated with ongoing facility rationalization initiatives) of between $2.20 and $2.25 per diluted share are anticipated. This earnings level represents an incremental $.20 to $.25 above the Company's previous guidance.

ENTERED ORDERS AND BACKLOG

Second quarter entered orders totaled $224.8 million, bringing orders for the first half of 2003 to $335.6 million for a book-to-bill ratio of 1.36 to
1. Including the impact of the recent TAMSCO acquisition, total entered orders for fiscal 2003 are expected to approximate $550 million.

At April 30, 2003, total contract backlog, including unfunded production options on existing of contracts, totaled approximately $1.1 billion. Going forward, TAMSCO adds approximately $250 million of backlog to the Company's book of business.


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

                                     4


In conjunction with this release, Engineered Support Systems will host a conference call, which will be simulcast over the Internet. Michael F. Shanahan, Sr., Chairman, and Gerald E. Daniels, Vice Chairman and CEO, will host the call, which is scheduled for today, May 28, 2003 at 11:00 a.m. EDT. Listeners can access the conference call live and archived over the Internet via the Company's website at http://www.engineeredsupport.com.

Engineered Support Systems, Inc. is a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services for all branches of America's armed forces and certain foreign militaries. The Company also serves a variety of commercial customers. For additional information about Engineered Support Systems, please visit the Company's website.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. Important factors which could cause the Company's actual results to differ materially from those projected in, or inferred by, forward-looking statements include, but are not limited to, the following: the decision of any of the Company's key customers, including the U.S. government, to reduce or terminate orders with the Company; cutbacks in defense spending by the U.S. government; increased competition in the Company's markets; the Company's ability to achieve and integrate acquisitions; and other risks discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.


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                                     5

                                 ENGINEERED SUPPORT SYSTEMS, INC.
                                     SUMMARY FINANCIAL DATA
                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                THREE MONTHS ENDED           SIX MONTHS ENDED
                                                     APRIL 30                    APRIL 30
                                              ----------------------      ----------------------
                                                 2003         2002          2003         2002
                                                 ----         ----          ----         ----
                                                    (UNAUDITED)                (UNAUDITED)

Net Revenues from
  Continuing Operations                       $ 125,057     $ 91,780      $ 246,720    $ 183,066
                                              =========     ========      =========    =========

EBITDA from
   Continuing Operations*                     $  16,316     $ 12,794      $  32,733    $  24,653

Depreciation and Amortization                     2,193        1,337          4,371        2,678
                                              ---------     --------      ---------    ---------

Operating Income from
   Continuing Operations                      $  14,123     $ 11,457      $  28,362    $  21,975
                                              =========     ========      =========    =========

Net Income from
   Continuing Operations                      $   8,479     $  6,564      $  16,920    $  12,466

Net Income (Loss) from
   Discontinued Operations                          157       (3,288)           294       (3,669)
                                              ---------     --------      ---------    ---------

Net Income                                    $   8,636     $  3,276      $  17,214    $   8,797
                                              =========     ========      =========    =========

Earnings per Share:
   Basic - Continuing Operations              $    0.53     $   0.42      $    1.06    $    0.81
   Basic - Discontinued Operations                 0.01        (0.21)          0.02        (0.24)
                                              ---------     --------      ---------    ---------
   Basic - Total                              $    0.54     $   0.21      $    1.08    $    0.57
                                              =========     ========      =========    =========

   Diluted - Continuing Operations            $    0.50     $   0.41      $    1.00    $    0.78
   Diluted - Discontinued Operations               0.01        (0.21)          0.02        (0.23)
                                              ---------     --------      ---------    ---------
   Diluted - Total                            $    0.51     $   0.20      $    1.02    $    0.55
                                              =========     ========      =========    =========

* Earnings before interest, income taxes, depreciation and amortization.

                                              April 30         October 31
                                                2003              2002
                                             -----------      -----------

Funded Backlog of Orders                     $   426,648      $   350,063

Options on Existing Orders                       658,315          868,643
                                             -----------      -----------
                                             $ 1,084,963      $ 1,218,706
                                             ===========      ===========



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                                     6

                                            ENGINEERED SUPPORT SYSTEMS, INC.
                                                SUMMARY FINANCIAL DATA
                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   THREE MONTHS ENDED                         SIX MONTHS ENDED
                                                        APRIL 30                                  APRIL 30
                                              ------------------------------            ----------------------------
                                                2003                  2002                2003                2002
                                                ----                  ----                ----                ----
                                                       (UNAUDITED)                              (UNAUDITED)

EBITDA from
   Continuing Operations*                     $ 16,316              $ 12,794            $ 32,733            $ 24,653

Interest Expense, Net                             (223)                 (696)               (630)             (1,537)

Income Tax Provision                            (5,421)               (4,197)            (10,818)             (7,975)

Net (Increase) Decrease
   in Working Capital
   and Other Assets                             24,096                 6,548              25,724              13,886
                                              --------              --------            --------            --------

Net Cash Provided by
   Continuing Operations                      $ 34,768              $ 14,449            $ 47,009            $ 29,027
                                              ========              ========            ========            ========

* Earnings before interest, income taxes, depreciation and amortization.


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                                     7

                                                  ENGINEERED SUPPORT SYSTEMS, INC.
                                            CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                          APRIL 30                                   APRIL 30
                                                  -----------------------                    ------------------------
                                                     2003          2002        % CHANGE        2003            2002        % CHANGE
                                                     ----          ----        --------        ----            ----        --------
                                                         (UNAUDITED)                                (UNAUDITED)

Net revenues                                      $ 125,057      $ 91,780        36.3%       $ 246,720      $ 183,066        34.8%
Cost of revenues                                     95,274        70,018        36.1%         189,791        141,392        34.2%
                                                  ---------      --------                    ---------      ---------
Gross profit                                         29,783        21,762        36.9%          56,929         41,674        36.6%
Selling, general and administrative expense          14,467        10,305        40.4%          27,374         19,699        39.0%
Restructuring expense                                 1,193             -                        1,193              -
                                                  ---------      --------                    ---------      ---------
Operating income from continuing operations          14,123        11,457        23.3%          28,362         21,975        29.1%
Interest expense, net                                  (223)         (696)      -68.0%            (630)        (1,537)      -59.0%
Gain on sale of assets                                    -             -                            6              3
                                                  ---------      --------                    ---------      ---------
Income from continuing operations                    13,900        10,761        29.2%          27,738         20,441        35.7%
Income tax provision                                  5,421         4,197        29.2%          10,818          7,975        35.6%
                                                  ---------      --------                    ---------      ---------
Net income from continuing operations                 8,479         6,564        29.2%          16,920         12,466        35.7%

Discontinued operations:
  Income (loss) from discontinued
    operations, net of income tax                       157          (143)                         294           (524)
  Estimated loss on disposal, net
    of income tax                                         -        (3,145)                           -         (3,145)
                                                  ---------      --------                    ---------      ---------
Net income                                        $   8,636      $  3,276       163.6%       $  17,214      $   8,797        95.7%
                                                  =========      ========                    =========      =========

Basic earnings per share (1):
  Continuing operations                           $    0.53      $   0.42        26.2%       $    1.06      $    0.81        30.9%
  Discontinued operations:
      Income (loss)                                    0.01         (0.01)                        0.02          (0.04)
      Estimated loss on disposal                                    (0.20)                                      (0.20)
                                                  ---------      --------                    ---------      ---------
   Total                                          $    0.54      $   0.21       157.1%       $    1.08      $    0.57        89.5%
                                                  =========      ========                    =========      =========

Diluted earnings per share (1):
  Continuing operations                           $    0.50      $   0.41        22.0%       $    1.00      $    0.78        28.2%
  Discontinued operations:
      Income (loss)                                    0.01         (0.01)                        0.02          (0.03)
      Estimated loss on disposal                                    (0.20)                                      (0.20)
                                                  ---------      --------                    ---------      ---------
   Total                                          $    0.51      $   0.20       155.0%       $    1.02      $    0.55        85.5%
                                                  =========      ========                    =========      =========

Weighted average common shares outstanding (1):
  Basic                                              16,078        15,476         3.9%          15,995         15,408         3.8%
                                                  =========      ========                    =========      =========
  Diluted                                            17,010        16,055         5.9%          16,926         15,989         5.9%
                                                  =========      ========                    =========      =========

(1) All share and per share amounts have been adjusted to reflect a 3-for-2 stock split as of October 31, 2002.



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                                     8

                                                  ENGINEERED SUPPORT SYSTEMS, INC.
                                                     BUSINESS SEGMENT RESULTS
                                                          (IN THOUSANDS)

                                                     THREE MONTHS ENDED                          SIX MONTHS ENDED
                                                          APRIL 30                                   APRIL 30
                                                  -----------------------                    ------------------------
                                                     2003          2002        % CHANGE        2003            2002        % CHANGE
                                                     ----          ----        --------        ----            ----        --------
                                                         (UNAUDITED)                                (UNAUDITED)


NET REVENUES:

Light Military Support Equipment                  $ 68,556       $ 37,379        83.4%       $137,493       $ 76,962         78.7%

Heavy Military Support Equipment                    31,494         34,421        -8.5%         62,643         65,445         -4.3%

Electronics & Automation Systems                    25,007         19,980        25.2%         46,584         40,659         14.6%
                                                  --------       --------                    --------       --------

   Total                                          $125,057       $ 91,780        36.3%       $246,720       $183,066         34.8%
                                                  ========       ========                    ========       ========

OPERATING INCOME FROM CONTINUING OPERATIONS:

Light Military Support Equipment                  $  7,556       $  4,350        73.7%       $ 13,674       $  9,700         41.0%

Heavy Military Support Equipment                     4,316          5,664       -23.8%          9,653          8,951          7.8%

Electronics & Automation Systems                     2,251          1,443        56.0%          5,035          3,324         51.5%
                                                  --------       --------                    --------       --------

                                                    14,123         11,457        23.3%         28,362         21,975         29.1%

Interest expense, net                                 (223)          (696)      -68.0%           (630)        (1,537)       -59.0%

Gain on sale of assets                                   -              -                           6              3
                                                  --------       --------                    --------       --------

Income from continuing
  operations before income taxes                  $ 13,900       $ 10,761        29.2%       $ 27,738       $ 20,441         35.7%
                                                  ========       ========                    ========       ========


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                                     9

                                ENGINEERED SUPPORT SYSTEMS, INC.
                             CONDENSED CONSOLIDATED BALANCE SHEETS
                                         (IN THOUSANDS)

                                                                        APRIL 30        OCTOBER 31
                                                                          2003             2002
                                                                          ----             ----
                                                                       (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents                                             $  14,943       $   4,793
  Accounts receivable                                                      46,357          47,407
  Contracts in process and inventories                                     23,290          42,182
  Deferred income taxes                                                     6,660           6,660
  Other current assets                                                      6,798           5,010
  Current assets of discontinued operations                                                10,079
                                                                        ---------       ---------
          Total current assets                                             98,048         116,131

Property, plant and equipment                                              44,963          43,105
Goodwill                                                                  108,452         103,444
Deferred income taxes                                                       6,885           6,885
Other assets                                                               21,481          19,274
Long-term assets of discontinued operations                                                 1,308
                                                                        ---------       ---------
          Total Assets                                                  $ 279,829       $ 290,147
                                                                        =========       =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Notes payable                                                         $  15,000       $  13,000
  Current maturities of long-term debt                                                     21,000
  Accounts payable                                                         29,548          28,439
  Other current liabilities                                                40,001          32,323
  Current liabilities of discontinued operations                                            3,793
                                                                        ---------       ---------
          Total current liabilities                                        84,549          98,555

Long-term debt                                                                             21,000
Other liabilities                                                          35,057          35,735
Shareholders' Equity                                                      160,223         134,857
                                                                        ---------       ---------
          Total Liabilities and Shareholders' Equity                    $ 279,829       $ 290,147
                                                                        =========       =========


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